Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended

Issuer Free Writing Prospectus dated February 1, 2016

Registration No. 333-203569

PAVmed INNOVATING AT THE SPEED OF LIFE TM CORPORATE PRESENTATION FEBRUARY 2016

Disclaimer PAVMED INC. (“PAVMED”) HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS PAVMED HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT PAVMED AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, PAVMED, ANY SELLING AGENT OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING 1-866-430-7646 OR BY EMAIL AT RFF@PAVM.COM. THIS PRESENTATION CONTAINS “FORWARD-LOOKING STATEMENTS.” THESE FORWARD-LOOKING STATEMENTS INVOLVE SIGNIFICANT RISKS AND UNCERTAINTIES THAT COULD CAUSE THE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE EXPECTED RESULTS. ACTUAL RESULTS MAY DIFFER FROM EXPECTATIONS, ESTIMATES AND PROJECTIONS AND, CONSEQUENTLY, YOU SHOULD NOT RELY ON THESE FORWARD LOOKING STATEMENTS AS PREDICTIONS OF FUTURE EVENTS. WORDS SUCH AS “EXPECT,” “ESTIMATE,” “PROJECT,” “BUDGET,” “FORECAST,” “ANTICIPATE,” “INTEND,” “PLAN,” “MAY,” “WILL,” “COULD,” “SHOULD,” “BELIEVES,” “PREDICTS,” “POTENTIAL,” “CONTINUE,” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY SUCH FORWARD-LOOKING STATEMENTS. PAVMED UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE. IMPORTANT FACTORS, AMONG OTHERS, THAT MAY AFFECT ACTUAL RESULTS INCLUDE: PAVMEDʼS ABILITY TO IMPLEMENT ITS BUSINESS PLAN; PAVMEDʼS ABILITY TO REGISTER AND PROTECT ITS INTELLECTUAL PROPERTY; OBTAINING THE NECESSARY FINANCING TO OPERATE ITS BUSINESS; LOSS OF KEY PERSONNEL; CHANGES IN ECONOMIC CONDITIONS GENERALLY; LEGISLATIVE AND REGULATORY CHANGES; AND THE DEGREE AND NATURE OF PAVMEDʼS COMPETITION. PAVMED MAKES NO REPRESENTATION OR WARRANTY AS TO THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED IN THIS PRESENTATION. THIS PRESENTATION IS NOT INTENDED TO BE ALL-INCLUSIVE OR TO CONTAIN ALL THE INFORMATION THAT A PERSON MAY DESIRE IN CONSIDERING AN INVESTMENT IN PAVMED AND IS NOT INTENDED TO FORM THE BASIS OF ANY INVESTMENT DECISION IN PAVMED. THIS PRESENTATION SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES, NOR SHALL THERE BE ANY SALE OF SECURITIES IN ANY JURISDICTIONS IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION. PAVMED HAS NOT YET SOUGHT NOR RECEIVED CLEARANCE FROM THE FDA OR ANY OTHER REGULATORY AGENCY FOR ANY OF THE PRODUCTS DESCRIBED IN THIS PRESENTATION.

Company Overview

PAVmed Inc. PAVmed is an innovative multi-product medical device company, led by a team of entrepreneurs with a strong record of value creation, employing a proven capital and time efficient business model to advance an expanding pipeline of innovative products from concept to commercialization while dramatically enhancing and accelerating value creation.

Innovative multi-product medical device company Unique, proven business model • Rapid speed to market • Highly capital efficient • High-margin, high-impact products addressing unmet clinical needs in attractive markets Leadership team with strong track record of value creation • Team created 4 successful single-product companies rapidly creating value with modest capital investment • 3 products cleared and commercialized, 1 product at FDA • 1 company sold for $55M+ to a Nasdaq-listed company, another with multiple acquisition overtures Deep, expanding pipeline of innovative products • 5 lead products with >$4B market potential • 3 products targeted for commercialization within 12 months • Expanding pipeline through ongoing internal innovation and external partnerships

Leadership team with strong record of value creation LISHAN AKLOG, MD CHAIRMAN & CEO • A.B. Physics, magna cum laude • Phi Beta Kappa • M.D., cum laude • General Surgery Resident • Cardiothoracic Surgery Resident • Assistant Professor of Surgery • Associate Surgeon • Associate Chief of Cardiac Surgery • Assistant Professor • Director of Minimally Invasive Cardiac Surgery • Chair of the Cardiovascular Center • Chief of Cardiovascular Surgery • Associate Professor • Founding Partner • Chairman and CTO, Vortex Medical • Senior Advisor, Director Saphena Medical, Kaleidoscope Medical and Cruzar Medsystems MICHAEL GLENNON VICE CHAIRMAN • B.A., Business Administration • Endoscopy Territory Sales Manager • Endoscopy Territory Sales Manager • Minimally Invasive Surgery Territory Sales Manager • Cardiac Surgery Territory and Regional Sales Manager • CRM Sales Manager • CRM District Sales Manager • Senior Vice President, Sales and Marketing • Founding Partner • CEO, Vortex Medical, Saphena Medical and Cruzar Medsystems • Senior Advisor, Director Kaleidoscope Medical BRIAN DEGUZMAN, MD CHIEF MEDICAL OFFICER • B.S. Biology • M.D. • General Surgery Resident • Cardiac Surgery Research Fellow • Cardiothoracic Surgery Resident • Clinical Associate • Associate Surgeon • Assistant Professor of Surgery • Associate Chief of Cardiovascular Surgery • Assistant Professor of Surgery • Founding Partner • CMO, Vortex Medical • CEO, Kaleidoscope Medical • Senior Advisor, Director Saphena Medical and Cruzar Medsystems

Leadership team's prior track record of success

PAVILION™ HOLDINGS GROUP — Pavilion™ medical innovations

COMPANY	PRODUCT	CAPITALIZATION		COMMERCIALIZATION TIMELINE	CURRENT STATUS
Vortex Medical	***AngioVac™*** Endovascular device to remove large clots and other undesirable intravascular material AngioVac	Mar 2008	$3.5M	24 months Company Founded FDA Submission FDA Clearance Commercial Launch	▪ Commercialized in Dec. 2009 ▪ Acquired by Angiodynamics (Nasdaq:ANGO) for $55M in guaranteed consideration in Oct 2012
Saphena medical	***VenoPax™*** Next-generation endoscopic vessel harvest device for coronary bypass surgery 	Feb 2013	$3.0M		▪ Commercialized in Oct. 2014 ▪ 3rd generation device now being marketed across the United States ▪ Retained investment bank to evaluate acquisition overtures by large strategics
KALEIDOSCOPE	***Kaleidoscope™*** Novel reversible inferior vena caval filter 	Feb 2013	$1.5M		▪ Submitted to FDA for 510(k) clearance ▪ Evaluating acquisition overtures by large strategics
CRUZAR MEDSYSTEMS	***Houdini™*** Novel chronic total occlusion device for use in peripheral vascular disease 	July 2013	$2.5M		▪ FDA 510(k) clearance Dec 2015 ▪ Commercial launch Feb 2016

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Proven record of delivering capital and time efficiency TIME TO 510(K) CLEARANCE PAVmed Model Typical Company 0 12 24 36 48 60 Months CAPITAL TO 510(K) CLEARANCE PAVmed Model Typical Company $0 $10,000,000 $20,000,000 $30,000,000 Dollars *Typical Company data from Markower, et al. FDA Impact on US Medical Technology Innovation 2010

PAVmed builds on the leadership teamʼs prior success PAVmed INNOVATING AT THE SPEED OF LIFE TM The leadership team created PAVmed to leverage their proven business model in a long-term multi-product company with access to seamless capital through the public capital markets. PAVmedʼs structure enables it to retain the modelʼs tight focus on capital and time efficiency, including limited infrastructure and low fixed costs, while taking advantage of the economies of scale and flexibility inherent in a multi-product company. An expanding pipeline of multiple innovative products means that the companyʼs success is not binary, it does not depend on the success or failure of a single product.

Lead products provide near-term value creation opportunities

	PRODUCT	ADDRESSABLE MARKET	REGULATORY PATH	COMMERCIALIZATION INITIAL CHANNEL	COMMERCIALIZATION TARGET DATE
PortIO 	Long-term Implantable Vascular Access Devices	$500M/$50M	510(k)	Independent Distributors	12 Months
Caldus 	Disposable Tissue Ablation Devices	$200M/$100M	510(k)	Independent Distributors	15 Months
	Disposable Renal Denervation Devices	$5B/$1B	CE Mark / Emerging Markets	Independent Distributors	24 Months
CarpX 	Percutaneous Treatment of Carpal Tunnel Syndrome	$1.5B/$750M	510(k)	Independent Distributors	15 Months
NextCath 	Self-Anchoring Short-Term Catheters	$2B/$1B	510(k)	Corporate Distribution Agreement	12 Months
NextFlo 	Highly Accurate Disposable Infusion Pump	$500M	510(k)	Corporate Distribution Agreement	12 Months

*PAVmed has not yet sought nor received clearance from the FDA or any other regulatory agency for any of these products.

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Multi-product pipeline enhances value creation ECONOMIES OF SCALE “MULTIPLE SHOTS ON GOAL” NON-BINARY SUCCESS FLEXIBLE, DYNAMIC ALLOCATION OF RESOURCES ENHANCED VALUE CREATION

Board of Directors with industry and capital markets experience LISHAN AKLOG, MD Chairman, Chief Executive Officer MICHAEL GLENNON Vice-Chairman RONALD M. SPARKS Director Nominating Committee Chair • Former Healthcare Industry Executive, Avista Capital Partners • Former Chairman and CEO, Navilyst, Inc. • Former President and CEO, Accellent • Former Division President, Smith & Nephew • Led the commercialization of over 50 medical device products JAMES L. COX, MD Director • Professor of Surgery Emeritus, Washington University School of Medicine • Creator of the Cox-Maze procedure for atrial fibrillation • Former President, American Association of Thoracic Surgery • Instrumental in founding six medical device companies DAVID WEILD IV Director Audit Committee Chair • Chairman and CEO, Weild & Co. • Former Vice Chairman, NASDAQ • Former Head of Corporate Finance, Prudential Securities • Recognized expert on capital formation JOSHUA R. LAMSTEIN Director Compensation Committee Chair • Partner and COO, HCFP • Partner, KEC Ventures • Former Co-Founder and COO, Soli Inc. • Former positions in financial services firms including Apollo Advisers and Lehman Brothers IRA SCOTT GREENSPAN Director Senior Advisor • Co-Managing Partner, HCFP • Former Managing Partner HCFP/Brenner • Former securities attorney and partner at major law firm • Pioneering role in innovative corporate finance products and strategies for small and mid-market companies

Multi-Specialty Medical Advisory Board of renowned physician innovators ALBERT CHIN MD • Co-founding Partner and Chief Innovation Officer, Pavilion Medical Innovations • Former Vice President of Research and Chief Innovation Officer, Maquet Cardiovascular/ Guidant Cardiac Surgery • Inventor on 184 issued patents and of 12 commercialized products MARC GERDISCH MD • Assistant Professor, Loyola University Medical Center • Chief of Cardiovascular and Thoracic Surgery, Franciscan St. Francis Health Heart Center, Indianapolis • Clinical innovator in heart valves and atrial fibrillation TIMOTHY MURPHY MD • Professor of Diagnostic Imaging and Director of the Vascular Diseases Research Center, Warren Alpert Medical School of Brown University • Former President, Society of Interventional Radiology • Co-founder of four medical device companies TODD ROSENGART MD • Professor and Chairman, Debakey Department of Surgery, Baylor Medical College • Professor of Heart and Vascular Disease and DeBakey-Bard Chair of Surgery, Texas Heart Institute • Co-founder of five medical device and healthcare IT companies PHILLIP STIEG MD • Professor and Chairman of Neurological Surgery, Weil Cornell Medical College • Neurosurgeon-in-Chief and Chairman of Neurological Surgery, New York-Presbyterian Hospital • Former President, Society of University Neurosurgeons

The PAVmed Business Model

Project selection criteria drive commercial opportunity TECHNOLOGY PROFILE REGULATORY PATHWAY UNMET CLINICAL NEED IN ATTRACTIVE MARKET COMMERCIAL OPPORTUNITY High-Margin High-Impact REIMBURSEMENT PROFILE

Key business processes deliver capital and time efficiency PARALLEL DEVELOPMENT PROCESSES OUTSOURCED BEST-IN-CLASS PROCESS EXPERTS LIGHT INFRASTRUCTURE/ LOW FIXED COSTS CAPITAL AND TIME EFFICIENCY Maximize Value Creation RAPID COMMERCIALIZATION STRATEGY

Flexible commercialization strategy accelerates value creation Initiate commercialization • Based on productʼs unique market profile • Rapid, iterative product development based on market feedback Accelerate revenue growth • Expand marketing and professional education • Leverage sales and marketing power of larger corporate partner, if available Remain Opportunistic To Maximize Value Creation • Acquisition/licensing of product by corporate partner if terms attractive • Build direct sales force if justified by commercial opportunity REGULATORY CLEARANCE INDEPENDENT DISTRIBUTOR NETWORK Call-point specific CORPORATE PARTNER Sales and Distribution Agreement CORPORATE PARTNER Licensing agreement Acquisition of product DIRECT SALES FORCE Call-point specific

Product Pipeline

Lead products provide near-term value creation opportunities

				COMMERCIALIZATION	
	PRODUCT	ADDRESSABLE MARKET	REGULATORY PATH	INITIAL CHANNEL	TARGET DATE
PortIO 	Long-term Implantable Vascular Access Devices	\$500M/\$50M	510(k)	Independent Distributors	12 Months
Caldus 	Disposable Tissue Ablation Devices	\$200M/\$100M	510(k)	Independent Distributors	15 Months
	Disposable Renal Denervation Devices	\$5B/\$1B	CE Mark / Emerging Markets	Independent Distributors	24 Months
CarpX 	Percutaneous Treatment of Carpal Tunnel Syndrome	\$1.5B/\$750M	510(k)	Independent Distributors	15 Months
NextCath 	Self-Anchoring Short-Term Catheters	\$2B/\$1B	510(k)	Corporate Distribution Agreement	12 Months
NextFlo 	Highly Accurate Disposable Infusion Pump	\$500M	510(k)	Corporate Distribution Agreement	12 Months

*PAVmed has not yet sought nor received clearance from the FDA or any other regulatory agency for any of these products.

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PAVmed's growing intellectual property portfolio

PRODUCT	INVENTORS	TITLE	NUMBER	DATE
PortIO 	Aklog, deGuzman and Orphanos	"Intraosseous Infusion Ports and Methods of Use"	Application# US62/0.79.266 US14940889 PCT/US15/60669	Filed 13-Nov-2014 13-Nov-2015 13-Nov-2015
Caldus 	Aklog and deGuzman	"Continuous Flow Balloon Catheter Systems and Methods of Use"	Application# 62/131.214	Filed 10-Mar-2015
	Aklog and deGuzman	"Continuous Flow Thermal Ablation Balloon Catheter Systems and Methods of Use"	Application# 62/131.217	Filed 10-Mar-2015
CarpX 	Aklog and deGuzman	"Systems and Methods for Percutaneous Division of Fibrous Structures"	Application# 62/086.950 US14958003 PCT/US15/63703	Filed 03-Dec-2014 03-Dec-2015 03-Dec-2015
NextCath 	Aklog and deGuzman	"Self-Anchoring Catheters and Methods of Use"	Application# 62/085.838 US14956141	Filed 01-Dec-2014 01-Dec-2015
NextFlo 	Aklog, deGuzman, *et al*	"Systems and Methods for Infusion of Fluids Using Stored Potential Energy and a Variable Flow Resistor"	U.S. Patent 8,622,976	Issued 07-Jan-2014
	Aklog, deGuzman, *et al*	"Systems and Methods for Infusion of Fluids Using Stored Potential Energy and a Variable Flow Resistor"	U.S. Patent 9,255,834	Issued 13-Oct-2015

*PAVmed has not yet sought nor received clearance from the FDA or any other regulatory agency for any of these products.

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PortIO

Market Opportunity

Clinical

- Long-term implantable vascular access devices

Addressable Market

- All implantable ports[1] ~$500M
- Poor venous access patients ~$50M

Current Device Limitations

- Intravascular component
- Occlusions requiring intervention (30%[2])
- Device infections
- Labor-intensive (regular flushes)
- Surgical insertion/removal
- Many patients with poor venous access







[1]iData Research Group, 2013
[2]Baskin, *et al.* Lancet 2009

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PortIO - The PAVmed Solution PORTIO • Novel, implantable intraosseous vascular access device • No intravascular component LESS INVASIVE • Near percutaneous insertion/removal MORE COST EFFECTIVE • Not prone to occlusions • No need for regular flushes • No radiographic confirmation necessary • Shift procedures to interventional suite or office FEWER COMPLICATIONS • Fewer occlusions • Potential for fewer, less serious infections MORE VERSATILE • Near limitless number of potential access site *PAVmed has not yet sought nor received clearance from the FDA or any other regulatory agency for any of these products.

Caldus

Market Opportunity

Clinical

- Ablation of pathologic soft tissues including tumors
- Renal denervation for refractory hypertension

Addressable Market

- Soft tissue ablation ~$200M/$100M[1]
  Renal denervation ~$5B/$1B[2]

Current Device Limitations

- Requires capital equipment (console)
- Expensive
- Requires maintenance
- Complex algorithms








Medtronic
Symplicity

[1]Transparency Market Research, 2014.
[2]Pimenta, *et al.* Circulation 2012:1594-96.

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Caldus - The PAVmed Solution CALDUS • Completely disposable tissue ablation devices • Direct thermal ablation • No console MORE COST EFFECTIVE • No capital and maintenance costs • Lower procedural cost while maintaining margin • Higher temperatures allow shorter ablation times EXPANDED MARKET • Lower distribution costs to OUS markets *PAVmed has not yet sought nor received clearance from the FDA or any other regulatory agency for any of these products.

CarpX

Market Opportunity

Clinical
- Carpal tunnel syndrome (CTS)
- Most common occupational injury

Addressable Market
- ~2 million patients[1]
- 350,000 surgeries annually[1]
- All CTS patients $1.5B
  Current Surgical Patients $750M

Current Device Limitations
- Invasive surgical procedure
- Endoscopic procedures have higher complication rates and remain surgical procedure




Median nerve
Transverse carpal ligament







[1]Concannon, Plastic and Reconstructive Surgery: 2000. 105:1662-1665.

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CarpX - The PAVmed Solution CARPX • Completely percutaneous CTS device LESS INVASIVE • Truly percutaneous • No surgical incision or dissection MORE COST EFFECTIVE • Shift procedures interventional lab or office • Shorten procedural times FEWER COMPLICATIONS • Better nerve protection • Greater lateral dissection may decrease recurrence rates EXPANDED MARKET • Lower threshold for intervention *PAVmed has not yet sought nor received clearance from the FDA or any other regulatory agency for any of these products.

NextCath

Market Opportunity

Clinical
- Short-term catheters including peripheral venous catheters (PVC)

Addressable Market[1]
- 90% of inpatients receive a PVC
- Short-term vascular catheters ~$2B
  Peripheral venous catheters ~$1B

Current Device Limitations
- Catheter dislodgement results in increased costs and complications
- Monitoring catheter patency and security is labor intensive
- Separate catheter securement devices add complexity and cost






StatLock
remove
with
alcohol


LINEBACKER

[1]iData Research Group, 2013

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NextCath - The PAVmed Solution NEXTCATH • Self-anchoring, short-term catheters • Integrated semi-stiff helical portion • Applicable to most, if not all, shortterm catheters MORE COST EFFECTIVE • Eliminate costly catheter securement devices • Less monitoring of catheter security • Fewer labor-intensive re-insertions FEWER COMPLICATIONS • Decrease complications associated with dislodgement and micro-motion *PAVmed has not yet sought nor received clearance from the FDA or any other regulatory agency for any of these products.

NextFlo

Market Opportunity CLINICAL • Disposable infusion pumps (DIP) • Increasing numbers receiving infusions outside hospital ADDRESSABLE MARKET • DIPs for home use ~$500M CURRENT DEVICE LIMITATIONS • Highly inaccurate in actual use • Dependent on operating conditions • Unsuitable for use with many medications • Numerous reports of complications and even deaths 1iData Research Group, 2013

NextFlo - The PAVmed Solution NEXTFLO • Highly accurate disposable infusion pump • Passive variable flow resistor design FEWER COMPLICATIONS • Prevent complications from infusions running too slow or fast MORE COST EFFECTIVE • Reduce or eliminate need for trained healthcare personnel • Decrease hospital stay by shifting more infusions to the outpatient setting EXPANDS MARKET • Broadens range of medications amenable to home infusion *PAVmed has not yet sought nor received clearance from the FDA or any other regulatory agency for any of these products.

The Future of PAVmed

Expand pipeline in order to drive long-term growth Additional internal projects currently in conceptual phase • Extracorporeal circulation (ECMO) cannulas • Left atrial access for transcatheter mitral intervention • Endotracheal intubation • Sleep apnea • Laparoscopic hernia repair Company has been solicited to partner on developing and commercializing products by • Individual clinician innovators • Academic medical center tech transfer offices and innovation centers • Large corporate partners with orphan IP/product portfolio Licensing and acquisitions of new technologies • Same criteria as internal projects

Abundant near-and long-term opportunities for value creation NEXT 12 MONTHS MILESTONES Complete lead product non-provisional patent applications PortIO FDA submission NextCath FDA submission NextFlo FDA submission PortIO FDA clearance and initial commercialization Caldus General FDA submission Caldus RND CE Mark submission CarpX FDA submission NextCath FDA clearance and initial commercialization NextFlo clearance and initial commercialization Expand patent portfolio Complete freedom to operate (FTO) analyses VALUE CREATION Rapidly advance lead projects to commercialization • utilizing proven capital and time-efficient model Execute commercialization strategy • Build independent distributor networks • Maximize value creation by leveraging corporate partners when appropriate Expand pipeline • Internal innovation engine • Creative external partnerships with clinician innovators, institutions and corporate partners • Acquisitions

PAVmed Investment Highlights Unique, Proven Business Model Leadership Team with Strong Record of Value Creation Broad, Expanding Pipeline of Innovative Products World-Class Board and Advisors PAVmed INNOVATING AT THE SPEED OF LIFE TM